As filed with the Securities and Exchange Commission on September 16, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. BANCORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0255900 (I.R.S. Employer Identification No.)
800 Nicollet Mall
Minneapolis, Minnesota 55402-4302
(651) 466-3000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Lee R. Mitau, Esq.
800 Nicollet Mall
Minneapolis, Minnesota 55402-4302
(651) 466-3000
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
James J. Barresi, Esq.
Squire, Sanders & Dempsey L.L.P.
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202-4036
(513) 361-1200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box.☐
CALCULATION OF REGISTRATION FEE (1)

		Proposed Maximum	Proposed Maximum
Title of each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit	Price (1)	Registration Fee
Floating Rate Convertible Senior Debentures due 2035	$2,500,000,000	100.0%	$2,500,000,000	$294,250
Common Stock, par value $0.01 per share	69,329,000 (2)	(2)	(2)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act, exclusive of accrued interest, if any.

(2)	The number of shares of Common Stock registered hereunder is based upon the maximum number of shares of Common Stock that are issuable upon conversion of the Debentures at the initial conversion rate of 27.7316 shares of Common Stock per $1,000 original principal amount of Debentures. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of Common Stock issuable upon conversion of the Debentures because no additional consideration will be received by the registrant in connection with the exercise of the conversion privilege.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer and sale is not permitted.
Subject to completion, dated September 16, 2005
Prospectus
$2,500,000,000
Floating Rate Convertible Senior Debentures due 2035

U.S. Bancorp issued the debentures in a private placement on August 17, 2005 at an issue price of $1,000 per debenture. The initial purchaser resold the debentures to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their debentures and any common stock issuable upon conversion of their debentures. The debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 1.68%, initially 2.11%; provided that such rate will never be less than 0% per annum. Interest will be payable quarterly in arrears on February 21, May 21, August 21 and November 21 of each year, beginning November 21, 2005, until August 21, 2026. After that date, we will not pay interest on the debentures prior to maturity. Instead, on August 21, 2035, the maturity date of the debentures, or any earlier redemption date, purchase date or change in control purchase date, a holder will receive the accreted principal amount of a debenture, which will be equal to the original principal amount of $1,000 per debenture, increased daily by a variable yield beginning on August 21, 2026. The yield will be reset quarterly to a rate of 3-month LIBOR minus 1.68% per annum; provided that such yield will never be less than 0% per annum. The debentures are unsecured and unsubordinated obligations of U.S. Bancorp and rank equally with all of our other unsecured and unsubordinated indebtedness.
Holders may convert their debentures into a number of shares of our common stock determined as set forth in this prospectus, which we refer to as the conversion rate. Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in an amount described in this prospectus. The conversion rate is initially 27.7316, subject to adjustment as described in this prospectus.
Holders may require us to purchase for cash all or a portion of their debentures on August 21, 2006, 2007, 2010, 2015, 2020, 2025 and 2030 at 100% of the accreted principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase, if any. In addition, upon a change in control of U.S. Bancorp, as defined in the indenture governing the debentures, each holder may require us to purchase for cash all or a portion of such holder’s debentures at 100% of the accreted principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase, if any.
We may redeem for cash all or a portion of the debentures at any time on or after August 21, 2006 at a price of 100% of the accreted principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of purchase, if any.
Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.”
Investing in the debentures involves risks. See “Risk Factors” beginning on page 5.
We will not receive any of the proceeds from the sale of the debentures or the shares of common stock by any of the selling securityholders. The debentures and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution.” The selling securityholders may be deemed to be “Underwriters” as defined in the Securities Act of 1933, as amended, or “Securities Act.” If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any debentures or common stock as principals, any profits received by these broker-dealers on the resale of the debentures or shares of common stock, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.
The debentures are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, The Bank Insurance Fund or any other governmental agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2005.

     We are not, and the selling securityholders are not, making an offer to sell the debentures in any jurisdiction except where an offer or sale is permitted.
     This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents summarized herein for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of us and the terms of the offering and the debentures, including the merits and risks involved.
     We are not, and the selling securityholders are not, making any representation to any purchaser of the debentures regarding the legality of an investment in the debentures by the purchaser under any legal investment or similar laws or regulations. You should not consider any information contained or incorporated by reference in this prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, tax, business and financial advice regarding an investment in the debentures.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any person to provide you with different information or to make any representation not contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume the information contained in this prospectus is accurate after the date on the front cover of this prospectus or that the information contained in documents incorporated by reference is accurate after the respective dates of the filing of such incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
     The selling securityholders reserve the right to withdraw this offering of the debentures at any time. The selling securityholders also reserve the right to reject any offer to purchase some or all of the debentures for any reason and to allot to any prospective investor less than the full amount of debentures sought by the investor.
     You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the debentures under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the initial purchaser will have any responsibility therefor.
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WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.
     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering is completed:
•	Annual Report on Form 10-K for the year ended December 31, 2004; and

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•	Current Reports on Form 8-K filed on January 18, March 9 (two reports, one of which was on Form 8-K/A), March 21, April 19, May 16, June 15, June 22, June 27, July 19, and August 15, 2005; and

•	the description of our common stock contained in Item 1 of the registration statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994, and any amendment or report filed for the purpose of updating such description.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including documents incorporated by reference by this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions.
     These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including but not limited to the following, in addition to those contained in our reports on file with the SEC:
•	general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services;

•	changes in the domestic interest rate environment could reduce net interest income and could increase credit losses;
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•	inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of our assets, or the availability and terms of funding necessary to meet our liquidity needs;

•	changes in the extensive laws, regulations and policies governing financial services companies could alter our business environment or affect operations;

•	the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending;

•	competitive pressures could intensify and affect our profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform;

•	changes in consumer spending and savings habits could adversely affect our results of operations;

•	changes in the financial performance and condition of our borrowers could negatively affect repayment of such borrowers’ loans;

•	acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties;

•	capital investments in our businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and

•	acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions.
     Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
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SUMMARY
     The following summary highlights selected information contained elsewhere in this prospectus and certain documents incorporated by reference herein. You should read this entire prospectus and the documents we have incorporated by reference into this prospectus, including the section entitled “Risk Factors” and our financial statements and the notes thereto incorporated by reference in this prospectus, before making an investment decision. The terms “we,” “our,” and “us,” as used in this prospectus, refer to U.S. Bancorp and its majority owned subsidiaries as a combined entity, except where otherwise stated or where it is clear that the terms mean only U.S. Bancorp.
U.S. Bancorp
     U.S. Bancorp is a multi-state financial services holding company headquartered in Minneapolis, Minnesota. U.S. Bancorp was incorporated in Delaware in 1929 and operates as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. U.S. Bancorp provides a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. It also engages in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. U.S. Bancorp is the parent company of U.S. Bank.
     U.S. Bancorp’s common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” U.S. Bancorp’s principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota, 55402. Our telephone number is (651) 466-3000.

The Offering

Debentures	$2,500,000,000 aggregate original principal amount of Floating Rate Convertible Senior Debentures due 2035. The original principal amount per debenture is $1,000.

Maturity	August 21, 2035.

Payment at Maturity	On August 21, 2035, the maturity date of the debentures, or any earlier redemption date, purchase date or change in control purchase date, a holder will receive the accreted principal amount per debenture, which will be equal to the original principal amount of $1,000 per debenture increased daily by a variable yield, which until August 20, 2026 will be 0% per annum and beginning on August 21, 2026 will be reset quarterly to a rate of 3-month LIBOR minus 1.68% per annum; provided that such yield will never be less than 0% per annum.

Interest	The debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 1.68%, initially 2.11%; provided that such rate will never be less than 0% per annum. Interest will be payable quarterly in arrears on February 21, May 21, August 21 and November 21 of each year, beginning November 21, 2005, until August 21, 2026. After that date, we will not pay interest on the debentures prior to maturity.

Tax Original Issue Discount	Because cash interest is not payable throughout the term of the debentures, the debentures will be considered issued with original issue discount for U.S. federal income tax purposes. Accordingly, U.S. holders (as defined herein) generally will be required to include such original issue discount in their gross income for U.S. federal income tax purposes, regardless of the timing of receipt of the related cash payments. See “Material United States Federal Income Tax Considerations.”

Conversion Rights	A holder may convert its debentures at any time on or prior to the maturity date. If a holder surrenders its debentures for conversion, it will receive, in respect of each $1,000 original principal amount of debentures surrendered for conversion,
•	cash in an amount equal to the lesser of (1) the accreted principal amount of such debenture as of the conversion date and (2) the Conversion Value (as defined below), and

•	if the Conversion Value is greater than the accreted principal amount of such debenture as of the conversion date, a number of shares of our common stock equal to the sum of the Daily Share Amounts (as defined below) for each of the ten consecutive trading days in the applicable Conversion Reference Period (as defined below), subject to our right to deliver cash in lieu of all or a portion of such shares and provided that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such debenture.

The “Conversion Value” means the average of the Daily Conversion Values (as defined below) for each of the ten consecutive trading days of the applicable Conversion Reference Period (as defined below).
The “Daily Conversion Value” means, with respect to any trading day, the product of (1) the applicable Conversion Rate (as defined below) and (2) the closing sale price of our common stock on such trading day.
The “Conversion Reference Period” means:
•	for debentures that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of a partial redemption, this will apply only to those debentures that are subject to redemption); and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.
The “Daily Share Amount” means, for each trading day of the applicable Conversion Reference Period, a number of shares determined by the following formula:
(Closing Sale Price on Such Trading Day * Applicable Conversion Rate) – the Accreted Principal Amount of the Debenture on
the Conversion Date

Closing Sale Price on Such Trading Day * 10

The “Conversion Rate” is initially 27.7316, subject to adjustment as described under “Description of Debentures—Conversion Rights—Conversion Rate Adjustments.”

The “Conversion Price” is a dollar amount (initially $36.06) derived by dividing the accreted principal amount (which will be $1,000 until August 21, 2026) by the Conversion Rate.

We will have the option to deliver cash in lieu of all or any portion of the shares of common stock, if any, deliverable upon conversion.

Upon conversion, a holder will not receive any cash payment representing accrued interest (unless such debenture or portion thereof is converted after a record date but prior to the next succeeding interest payment date or the debenture has been called for redemption on a redemption date that occurs between a regular record date and the interest payment date to which it relates). Instead, interest will be deemed paid by the delivery to the holder of the cash and common stock, if any, into which such holder’s debentures are convertible, together with any cash payment for fractional shares. See “Description of Debentures—Conversion Rights.”

Ranking	The debentures are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the liabilities of our subsidiaries, including but not limited to deposits and trade payables.

Sinking Fund	None.

Redemption of Debentures at Our Option	We may redeem for cash all or a portion of the debentures at any time on or after August 21, 2006 at a price equal to 100% of the accreted principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if any.

Purchase of Debentures by Us at the Option of Holder	Holders may require us to purchase all or a portion of their debentures on August 21, 2006, 2007, 2010, 2015, 2020, 2025 and 2030 for cash at a price equal to 100% of the accreted principal amount of the debentures to be purchased, plus accrued and unpaid interest to, but excluding, such purchase date, if any. See “Description of Debentures—Purchase of Debentures by Us at the Option of the Holder.”

Change in Control	Upon a change in control (as defined in the indenture governing the debentures) of U.S. Bancorp, each holder may require us to purchase all or a portion of such holder’s debentures for cash at a price equal to 100% of the accreted principal amount of the debentures to be purchased, plus accrued and unpaid interest to, but excluding, the date of purchase, if any. See “Description of Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.”

Use of Proceeds	We will not receive any proceeds from the sale by selling securityholders of the debentures or the shares of common stock issuable upon conversion of the debentures.

DTC Eligibility	The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Debentures—Book-Entry System.”

NYSE Symbol for Our Common Stock	“USB”
You should refer to the section “Risk Factors” for an explanation of some risks of investing in the debentures.

RISK FACTORS
     Your investment in the debentures will involve certain risks. You should carefully consider the following factors in addition to the other information included or incorporated by reference in this prospectus before making an investment in the debentures.
     No public market exists for the debentures
     The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures. Although the initial purchaser informed us that it intends to make a market in the debentures, the initial purchaser may cease its market-making at any time.
     Moreover, even if the holders are able to sell their debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.
     The price of our common stock, and therefore of the debentures, may fluctuate significantly, which may make it difficult for you to resell the debentures, or common stock issuable upon conversion of the debentures, when you want or at prices you find attractive.
     The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the debentures are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices.
     Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	actual or anticipated variations in our quarterly operating results;

•	recommendations by securities analysts;

•	new technology used, or services offered, by our competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in the financial services industry;

•	changes in government regulations; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.
     In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.
     The yield on the debentures cannot be determined at this time and may be lower than the yield on a standard debt security of comparable maturity and may be zero.
     The yield on the debentures is based on 3-month LIBOR, which is the London Interbank Offered Rate, minus 1.68% and was initially 2.11% at August 15, 2005, when 3-month LIBOR was 3.79% per annum. The yield on the debentures will be reset every three months. If LIBOR is at or below 1.68% per annum at the start of any three-month period before August 21, 2026, no interest will accrue on the debenture for such three-month period. If LIBOR is at or below 1.68% per annum at the start of any three-month period on or after August 21, 2026, the principal amount of the debenture will not increase during that period. Therefore, the accreted principal amount of a debenture at maturity cannot be determined at this time and there can be no assurance that we will pay more than $1,000 on the maturity date.
     The amount we pay holders may be less than the return the holders could earn on other investments. The holder’s yield may be less than the yield a holder would earn if it bought a standard senior debt security of U.S. Bancorp with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
     The conversion rate may not be adjusted for all dilutive events that may occur.
     The conversion rate is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends above the dividend threshold amount on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash or a third-party tender offer (including cash tender offers), that may adversely affect the trading price of the debentures or the common stock. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.
     The issuance of common stock, if any, upon conversion of the debentures will dilute the ownership interest of existing shareholders.
     If we are required to issue common stock upon conversion of the debentures, such issuance will dilute the ownership interests of existing shareholders. Any sales in the public market of such common stock could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.
     If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
     If you hold debentures, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
     The trading prices for the debentures will be directly affected by the trading prices for our common stock, which is impossible to predict.
     The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in U.S. Bancorp and by hedging or arbitrage trading activity that may develop involving the common stock. The arbitrage could, in turn, affect the trading prices of the debentures.
     The U.S. federal income tax consequences of the conversion of the debentures into cash and common stock are unclear.
     The U.S. federal income tax consequences of the conversion of debentures are unclear. The conversion of debentures into common stock and cash may be treated as in part a conversion into stock and in part a payment in redemption of a portion of the debentures. Alternatively, the conversion of debentures may be treated in its entirety as a recapitalization. In either event, U.S. holders who convert their debentures may be subject to tax on a portion of the converted debentures. See “Material United States Federal Income Tax Considerations—U.S. Holders—Conversion of Debentures into Cash and Common Stock” for more information.
     The debentures are structurally subordinated to debt of our subsidiaries.
     The debentures are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the debentures depends on our receipt of dividends, loan payments and other funds from our subsidiaries.
     The debentures are not obligations of our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the debentures. All amounts due on the debentures are structurally subordinated to all obligations and liabilities of our subsidiaries. The indenture relating to the debentures does not limit our ability or the ability of our subsidiaries to issue or incur additional debt or preferred stock.
     We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture or to settle any debentures that are converted.
     Upon the occurrence of certain specific kinds of change in control events, holders may require us to purchase for cash any or all outstanding debentures. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change in control” under the debentures. See “Description of Debentures—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder.” In addition, holders may require us to purchase for cash all outstanding debentures on August 21, 2006, 2007, 2010, 2015, 2020, 2025 and 2030. Furthermore, we are required to settle any debentures that are submitted for conversion in whole or in part for cash. However, it is possible that we will not have sufficient funds available at any such time to make the required repurchase of debentures or cash settlement of conversions and restrictions in our other indebtedness outstanding in the future may not allow any such repurchase or cash settlement.
     Certain provisions in our certificate of incorporation and bylaws may deter potential acquirors and may depress our stock price.
     Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging unwanted or hostile takeover attempts that are not approved by the U.S. Bancorp board. See “Description of Capital Stock.”

USE OF PROCEEDS
     We will not receive any proceeds from the sale by the selling securityholders of the debentures or the shares of common stock issuable upon conversion of the debentures.
RATIO OF EARNINGS TO FIXED CHARGES
     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months
	Ended June 30	Year Ended December 31
	2005	2004	2003	2002	2001	2000
Ratio	3.07	3.88	3.64	2.79	1.50	1.69
     For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income from continuing operations before provision for income taxes, minority interest and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

DESCRIPTION OF DEBENTURES
     We issued the debentures on August 17, 2005 under a senior indenture, dated August 17, 2005, between us and Wachovia Bank of Delaware, National Association, as trustee.
     The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures and the indenture. We urge you to read the indenture and the form of the debentures, which you may obtain from us upon request, because they and not this description define your rights in respect of the debentures. As used in this description, all references to “U.S. Bancorp,” “we,” “us” or “our” mean U.S. Bancorp, excluding, unless otherwise expressly stated or the context otherwise requires, any of its subsidiaries.
General
     The debentures are limited to $2,500,000,000 aggregate original principal amount and were issued only in registered form without coupons in denominations of $1,000 original principal amount and any integral multiple of $1,000 above that amount. We use the term “debenture” in this prospectus to refer to each $1,000 original principal amount of debentures. The debentures will mature on August 21, 2035. On the maturity date of the debentures, or any earlier redemption date, purchase date or change in control purchase date, a holder will receive the accreted principal amount of a debenture. The accreted principal amount will equal the original principal amount of $1,000 per debenture increased by a variable yield, which until August 20, 2026 will be 0% per annum and commencing on August 21, 2026 will be reset quarterly to a rate of 3-month LIBOR minus 1.68% per annum; provided that such yield will never be less than 0% per annum. The principal amount of the debentures will accrete daily beginning August 21, 2026 at the applicable yield. The rate of accretion will be applied to the accreted principal amount per debenture as of the day preceding the most recent yield reset date. LIBOR reset dates will be each February 21, May 21, August 21 and November 21, commencing on August 21, 2026. The yield will be calculated using the actual number of days elapsed between the LIBOR reset dates divided by 360.
     The debentures bear interest at an annual rate equal to 3-month LIBOR, reset quarterly, minus 1.68% (initially 2.11%) on the original principal amount from August 17, 2005, or from the most recent date to which interest has been paid or provided for, until August 21, 2026. In no event shall such rate be less than 0% per annum. During such period interest will be payable quarterly in arrears on February 21, May 21, August 21 and November 21 of each year, beginning November 21, 2005, to the person in whose name a debenture is registered at the close of business on the February 1, May 1, August 1 and November 1, as the case may be, immediately preceding the relevant interest payment date. Each payment of interest will include interest accrued for the period, which we refer to as an interest period, commencing on and including the immediately preceding interest payment date (or, if none, August 17, 2005) to, but excluding the applicable interest payment date or purchase date or change in control purchase date, as the case may be. Interest on the debentures will be computed using the actual number of days elapsed between the LIBOR reset dates divided by 360.
     If any interest payment date (other than an interest payment date coinciding with the maturity date or earlier redemption date or purchase date) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the maturity date, redemption date or purchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the maturity date, redemption date or purchase date to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close, provided such day is also a London banking day. The term London banking day is defined below under “—3-month LIBOR.”
     The debentures are redeemable prior to maturity only on or after August 21, 2006 and as described below under “—Redemption of Debentures at Our Option,” “—Purchase of Debentures by Us at the Option of the Holder” and “—Change in Control Permits Purchase of Debentures by Us at the Option of the Holder,” and do not have the benefit of a sinking fund. Principal of and interest on the debentures will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York. The debentures may be presented for conversion at the office of the conversion agent, and for registration of transfer or exchange at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Maturity, conversion, purchase by us at the option of a holder or redemption of a debenture will cause interest to cease to accrue on such debenture. We may not reissue a debenture that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such debenture.
3-month LIBOR
     Prior to August 21, 2026, the annual rate of interest payable on the debentures will be reset on the first day of each interest period for the debentures. Beginning on August 21, 2026, the yield on the debentures will be reset on each February 21, May 21, August 21 and November 21, which we call the LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, in which case that LIBOR reset date will be the immediately preceding business day.
     The trustee will determine 3-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the LIBOR determination date.
“3-month LIBOR” means:
•	the rate for three-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR determination date; or

•	if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•	if fewer than two offered quotations referred to in the preceding bullet are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by the trustee for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

•	if the banks so selected by the trustee are not quoting as mentioned in the preceding bullet, 3-month LIBOR in effect on the particular LIBOR determination date.
     “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.
     “London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

Ranking of Debentures
     The debentures are unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are structurally subordinated to the indebtedness and liabilities of our subsidiaries, including but not limited to deposits and trade payables.
Conversion Rights
     A holder may convert its debentures at any time on or prior to the maturity date. If a holder surrenders its debentures for conversion, such holder will receive, in respect of each $1,000 original principal amount of debentures surrendered for conversion,
•	cash in an amount equal to the lesser of (1) the accreted principal amount of such debenture as of the conversion date and (2) the Conversion Value (as defined below); and

•	if the Conversion Value is greater than the accreted principal amount of such debenture as of the conversion date, a number of shares of our common stock equal to the sum of the Daily Share Amounts (as defined below) for each of the ten consecutive trading days in the applicable Conversion Reference Period (as defined below), subject to our right to deliver cash in lieu of all or a portion of such shares as described below.
     The “Conversion Value” means the average of the Daily Conversion Values (as defined below) for each of the ten consecutive trading days of the applicable Conversion Reference Period (as defined below).
     The “Daily Conversion Value” means, with respect to any trading day, the product of (1) the applicable Conversion Rate and (2) the closing sale price of our common stock on such trading day.
     The “Conversion Reference Period” means:
•	for debentures that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of a partial redemption, this will apply only to those debentures that are subject to redemption); and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.
     The “Daily Share Amount” means, for each trading day of the applicable Conversion Reference Period, a number of shares determined by the following formula:
(Closing Sale Price on Such Trading Day * Applicable Conversion Rate) – the Accreted Principal Amount of the Debenture on
the Conversion Date

Closing Sale Price on Such Trading Day * 10
     The “Conversion Rate” is initially 27.7316, subject to adjustment as described under “Description of Debentures—Conversion Rights—Conversion Rate Adjustments.”
     The “Conversion Price” is a dollar amount (initially $36.06) derived by dividing the accreted principal amount (which will be $1,000 until August 21, 2026) by the Conversion Rate.
     “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded.

     The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System.
     On any day prior to the first trading day of the applicable Conversion Reference Period, we may specify a percentage of the Daily Share Amount that will be settled in cash (the “Cash Percentage”). If we elect to specify a Cash Percentage, the amount of cash that we will deliver in respect of each trading day in the applicable Conversion Reference Period will equal the product of: (1) the Cash Percentage, (2) the Daily Share Amount for such trading day and (3) the closing sale price of our common stock for such trading day. The number of shares deliverable in respect of each trading day in the applicable Conversion Reference Period will be a percentage of the Daily Share Amount equal to 100% minus the Cash Percentage. If we do not specify a Cash Percentage by the start of the applicable Conversion Reference Period, we must settle 100% of the Daily Share Amount for each trading day in the applicable Conversion Reference Period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such debenture.
     Upon conversion of debentures, a holder will not receive any cash payment of interest (unless such debentures or portions thereof have been called for redemption on a redemption date that occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the cash and common stock, if any, into which such holder’s debentures are convertible, together with any cash payment for fractional shares will be deemed to satisfy:
•	our obligation to pay the accreted principal amount of the debenture and

•	our obligation to pay accrued but unpaid interest, if any, attributable to the period from the most recent interest payment date through the conversion date.
     As a result, accretion of the principal amount of the debenture and unpaid interest, if any, through the conversion date are deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the above, if debentures are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted, unless we have specified a redemption date or a change in control repurchase date that occurs after a regular record date on or prior to the interest payment date to which it relates, in which case no such payment shall be required.
     The amount of cash due to a holder upon conversion, together with a certificate for the number of shares, if any, then due and any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the end of the applicable Conversion Reference Period. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see “Material United States Federal Income Tax Considerations—Sale, Exchange, Conversion or Redemption.”
     To convert a debenture into cash and shares of common stock, a holder must:
•	complete and manually sign the conversion notice on the back of the debenture or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.
     Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.
Conversion Rate Adjustments. The Conversion Rate will be adjusted if we:
•	issue shares of our common stock as a dividend or a distribution with respect to the outstanding shares of our common stock;

•	effect subdivisions, combinations, recapitalizations or reclassifications of our common stock;

•	issue rights or warrants to all holders of our common stock entitling them to subscribe for or purchase shares of our common stock at a price less than the then current market price of our common stock;

•	pay dividends or other distributions to all holders of our common stock of shares of our capital stock or evidences of our indebtedness or our assets (including securities and shares of stock of our subsidiaries, but excluding (1) those dividends and distributions and rights and warrants referred to above or (2) distributions and dividends paid exclusively in cash referred to in the following bullet);

•	pay dividends or other distributions consisting exclusively of cash to all holders of our common stock, excluding: (A) any cash that is distributed as part of a distribution referred to in the preceding bullet and (B) any quarterly cash dividend on our common stock to the extent that such quarterly cash dividend per share of our common stock in any quarter does not exceed $0.30 (the “current dividend amount”); the current dividend amount is also subject to adjustment on a basis inversely proportional to the Conversion Rate, provided that no adjustment will be made to the current dividend amount in respect of any cash dividend or other distribution that results in an adjustment to the Conversion Rate pursuant to this clause; and

•	purchase shares of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share for our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
     If an adjustment is required to be made pursuant to the fifth bullet above as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded under such bullet. If an adjustment is required to be made pursuant to the fifth bullet above as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the amount of the distribution.
     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the Conversion Rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.
     In addition, the indenture provides that upon conversion of the debentures, the holders of such debentures will receive, in addition to the shares of our common stock issuable upon such conversion, the rights related to such common stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from such common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of:
•	the issuance of the rights;

•	the distribution of separate certificates representing the rights; or

•	the termination or invalidation of the rights.

The indenture permits us to increase the Conversion Rate from time to time.

In the event of:

•	a taxable distribution to holders of shares of our common stock which results in an adjustment of the Conversion Rate; or

•	an increase in the Conversion Rate at our discretion,
the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See “Material United States Federal Income Tax Considerations—Constructive Dividends.”
     We will not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate; provided that we will carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the debentures and otherwise (b)(1) five business days prior to the maturity of the debentures (whether at stated maturity or otherwise) or (2) five business days prior to the redemption date or repurchase date, unless such adjustment has already been made. Except as described above in this section, we will not adjust the Conversion Rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.
Redemption of Debentures at Our Option
     Prior to August 21, 2006, the debentures will not be redeemable at our option. Beginning on August 21, 2006 and thereafter, we may redeem the debentures for cash at any time as a whole, or from time to time in part. The redemption price of a debenture will be the accreted principal amount of such debenture on the redemption date, plus accrued and unpaid interest to, but excluding, such date, if any. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the debentures. The notice of redemption will inform the holders of the percentage of the Daily Share Amount that will be settled in cash, if any.
     If we decide to redeem fewer than all of the outstanding debentures, the trustee may select the debentures by lot, pro rata, or by another method the trustee considers fair and appropriate.
     If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be the portion selected for redemption.
     Holders of the debentures called for redemption may convert their debentures until 5:00 P.M., New York time, on the business day immediately preceding the redemption date.
     The accreted principal amount of a debenture will be equal to the original principal amount of $1,000 per debenture increased daily by a variable yield, which until August 20, 2026 will be 0% per annum and commencing on August 21, 2026 will be reset quarterly on the LIBOR reset date to a rate of 3-month LIBOR minus 1.68% per annum; provided that such yield will never be less than 0% per annum. Because the redemption price of a debenture at any time is dependent upon the accreted principal amount of a debenture at that time, the redemption price cannot be determined at this time. The following table indicates what the redemption prices would be on each date below if LIBOR was a constant 2.00%, 5.00% and 8.00% from August 21, 2026. This table represents an example of only three possibilities and you should realize that because LIBOR and therefore the yield on the debentures will fluctuate, any increases in accreted principal amount and redemption prices will differ, and may differ significantly, from the results below. The redemption price of a debenture redeemed between the dates below would include an additional amount reflecting the additional yield accrued since the next preceding date in the table.
Hypothetical Redemption Prices

	Assuming 2.00% LIBOR			Assuming 5.00% LIBOR			Assuming 8.00% LIBOR
	(1)	(2)	(3)	(1)	(2)	(3)	(1)	(2)	(3)
	Original		Redemption	Original		Redemption	Original		Redemption
	Principal		Price	Principal		Price	Principal		Price
Redemption Dates	Amount	Accretion	(1) + (2)	Amount	Accretion	(1) + (2)	Amount	Accretion	(1) + (2)
August 21, 2026	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00	$1,000.00	$0.00	$1,000.00
August 21, 2027	$1,000.00	$3.20	$1,003.20	$1,000.00	$33.62	$1,033.62	$1,000.00	$64.71	$1,064.71
August 21, 2028	$1,000.00	$6.42	$1,006.42	$1,000.00	$68.36	$1,068.36	$1,000.00	$133.62	$1,133.62
August 21, 2029	$1,000.00	$9.64	$1,009.64	$1,000.00	$104.27	$1,104.27	$1,000.00	$206.98	$1,206.98
August 21, 2030*	$1,000.00	$12.88	$1,012.88	$1,000.00	$141.40	$1,141.40	$1,000.00	$285.08	$1,285.08
August 21, 2031	$1,000.00	$16.12	$1,016.12	$1,000.00	$179.76	$1,179.76	$1,000.00	$368.25	$1,368.25
August 21, 2032	$1,000.00	$19.38	$1,019.38	$1,000.00	$219.42	$1,219.42	$1,000.00	$456.79	$1,456.79
August 21, 2033	$1,000.00	$22.64	$1,022.64	$1,000.00	$260.41	$1,260.41	$1,000.00	$551.06	$1,551.06
August 21, 2034	$1,000.00	$25.92	$1,025.92	$1,000.00	$302.78	$1,302.78	$1,000.00	$651.44	$1,651.44
August 21, 2035	$1,000.00	$29.21	$1,029.21	$1,000.00	$346.58	$1,346.58	$1,000.00	$758.31	$1,758.31

*	Date on which holders may require us to purchase outstanding debentures at a price equal to the redemption price.
Purchase of Debentures by Us at the Option of the Holder
     You have the right to require us to purchase for cash all or a portion of your debentures on August 21, 2006, 2007, 2010, 2015, 2020, 2025 and 2030, or, if such day is not a business day, on the immediate succeeding business day, each such day a “purchase date.” We will be required to purchase, at a purchase price equal to 100% of the accreted principal amount thereof on the applicable purchase date, plus accrued and unpaid interest to, but excluding, such purchase date, if any, any outstanding debenture for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your debentures, although we cannot assure you that we will do so. You may submit your debentures for purchase to the paying agent at any time from the opening of business on the date that is 21 business days prior to the purchase date until the close of business on the business day immediately preceding the purchase date. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the heading “We may not have the ability to raise the funds necessary to finance the purchase of the debentures if required by holders pursuant to the indenture or to cash settle any debentures that are converted.”
     We will be required to give notice on a date not less than 21 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to purchase their debentures.
     Your purchase notice electing to require us to purchase your debentures must state:
•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•	the portion of the original principal amount of debentures to be purchased, in integral multiples of $1,000; and

•	that we are to purchase the debentures pursuant to the applicable provisions of the debentures and the indenture.

     You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the purchase date. The notice of withdrawal must state:
•	the original principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not, such information as may be required under applicable DTC procedures; and

•	the original principal amount, if any, of debentures that remain subject to your purchase notice.
     Our ability to purchase debentures with cash may be limited by the terms of our then existing borrowing agreements. The indenture will prohibit us from purchasing debentures in connection with the holders’ purchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the purchase price with respect to the debentures. As a result, if an event of default has occurred and is continuing, we will also default on the payment of the purchase price of any debentures that we are required to purchase.
     A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment in cash on the later of the purchase date or the time of book-entry transfer or the delivery of the debenture. If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date, then, immediately after the purchase date:
•	the debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.
This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.
     We will, to the extent applicable, comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may then be applicable; and file Schedule TO or any other required schedule under the Exchange Act.
Change in Control Permits Purchase of Debentures by Us at the Option of the Holder
     In the event of a change in control, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your debentures in integral multiples of $1,000 original principal amount. We will purchase the debentures at a price equal to 100% of the accreted principal amount of the debentures to be purchased plus, accrued and unpaid interest to, but excluding, the change in control purchase date, if any.
     We will be required to purchase the debentures as of the date specified by us that is between 20 and 35 days following our notice of a change in control (which we refer to as a “change in control purchase date”).
     Under the indenture, a change in control of U.S. Bancorp is deemed to have occurred at such time as:
•	any person, including its affiliates and associates, other than U.S. Bancorp, its subsidiaries or their employee benefit plans, files a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which the common stock is reclassified or changed, with certain exceptions as described in the indenture; or

•	there shall be consummated any consolidation or merger of U.S. Bancorp pursuant to which our common stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of U.S. Bancorp in which the holders of the shares of our common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock of the continuing or surviving corporation immediately after the consolidation or merger.
     Within 5 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control, stating, among other things:
•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the Conversion Rate and any adjustments to the Conversion Rate;

•	that debentures with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the debentures and the indenture; and

•	the procedures that holders must follow to exercise these rights.
     To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the business day immediately before the change in control purchase date. The required purchase notice upon a change in control must state:
•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures;

•	the portion of the original principal amount of debentures to be purchased, in integral multiples of $1,000; and

•	that we are to purchase such debentures pursuant to the applicable provisions of the debentures and the indenture.
     You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day before the change in control purchase date. The notice of withdrawal must state:
•	the principal amount of the withdrawn debentures, in integral multiples of $1,000;

•	if certificated debentures have been issued, the debenture certificate numbers, or if not, such information as may be required under applicable DTC procedures; and

•	the principal amount, if any, of debentures that remain subject to your change in control purchase notice.
     A holder must either effect book-entry transfer or deliver the debentures to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash on the later of the change in control purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the change in control purchase price of the debentures on the business day following the change in control purchase date, then, immediately after the change in control purchase date:
•	the debentures will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.
     This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.
     We will, to the extent applicable comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may then be applicable; and file Schedule TO or any other required schedule under the Exchange Act in connection with any offer by us to purchase the debentures at your option upon a change in control.
     The change in control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of us. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:
•	to accumulate shares of common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.
Instead, the terms of the change in control purchase feature resulted from negotiations between the initial purchaser and us.
     We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.
     No debentures may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price with respect to the debentures. As a result, if an event of default has occurred and is continuing, we will also default on the payment of the purchase price of any debentures that we are required to purchase.
Consolidation, Merger, Sale or Conveyance
     We may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, unless:
•	we are the surviving corporation or the successor is a U.S. domestic corporation and such corporation expressly assumes our obligations on the debentures and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

•	if, as a result of such transaction, the debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the debentures, the indenture and the registration rights agreement; and

•	certain other conditions are met.
Events of Default; Waiver and Notice
     The indenture defines an event of default as one or more of the following:
•	default in payment of the accreted principal amount, redemption price, purchase price or change in control purchase price with respect to any debenture when such payment becomes due and payable;

•	default for 30 days in payment of any interest on the debentures;

•	failure to convert any debentures into cash and, if applicable, shares of our common stock in the amounts set forth in the indenture;

•	our failure to comply with any of our other agreements in the debentures or the indenture upon receipt by us of written notice of such default by the trustee or by holders of not less than 25% in aggregate original principal amount of the debentures then outstanding and our failure to cure (or obtain a waiver of) such default within 90 days after receipt by us of such notice; and

•	the bankruptcy, insolvency or reorganization of U.S. Bancorp.
     If an event of default, other than an event of default described in the fifth bullet above, shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate original principal amount of the debentures then outstanding may declare the accreted principal amount of the debentures as of the date of such declaration plus accrued interest, if any, through the date of such declaration to be immediately due and payable. If an event of default described in the fifth bullet above shall occur, the accreted principal amount of the debentures as of the date on which such event occurs plus accrued interest, if any, through the date on which such event occurs shall automatically become and be immediately due and payable.
     After acceleration, the holders of a majority in aggregate original principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.
     Prior to the declaration of the acceleration of the debentures, the holders of a majority in aggregate original principal amount of the debentures may waive, on behalf of all of the holders of the debentures, any default and its consequences, except an event of default described in the first three bullets above or a default in respect of a provision that cannot be amended without the consent of all of the holders of the debentures. Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate original principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
     A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:
•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;

•	the holders of at least 25% in aggregate original principal amount of the debentures have made a written request to the trustee to institute the proceeding;

•	such holder or holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense; and

•	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate original principal amount of the debentures within 60 days after the original request.
     Holders may, however, sue to enforce the payment of the accreted principal amount, accrued and unpaid interest, if any, redemption price, purchase price or change in control purchase price with respect to any debenture on or after the due date or to enforce the right, if any, to convert any debenture without following the procedures listed in the first three bullets above.
     We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.
Modification of the Indenture
     We and the trustee may, without the consent of the holders of the debentures, enter into supplemental indentures for, among others, one or more of the following purposes:
•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

•	to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of debentures;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debentures are not adversely affected in any material respect under the indenture;

•	to evidence and provide for the acceptance of any successor trustee with respect to the debentures or to facilitate the administration of the trust thereunder by the trustee in accordance with such indenture; and

•	to provide any additional events of default;
provided that any amendment described in the third bullet point above made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus will not be deemed to adversely affect the interests of holders of the debentures.
     With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate original principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:
•	change, in an adverse manner, the rights of the holders of the debentures to convert the debentures;

•	change, in an adverse manner, the rights of the holders of the debentures to require us to repurchase their debentures on specific dates or upon a change in control;

•	change the maturity of any payment of principal of or any installment of interest on any debenture, or reduce the original principal amount or accreted principal amount thereof or alter the manner or rate of accretion of principal or the manner or rate of accrual of interest, or change any place of payment where, or the coin or currency in which, any debenture or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be);

•	reduce the percentage in original principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby.
Discharge of the Indenture
     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable by us under the indenture.
Governing Law
     The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York.
Book-Entry System
     The debentures are represented by one or more global securities. Each global security was deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.
     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.
     If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default shall occur under the indenture, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to such debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in original principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 original and integral multiples thereof, unless otherwise specified by us.
Registration Rights
     We entered into a registration rights agreement with the initial purchaser of the debentures pursuant to which we have, at our expense, for the benefit of the holders, filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resale of the debentures and the shares of our common stock issuable upon conversion of the debentures. Our obligation to keep the shelf registration statement effective terminates upon the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or the shelf registration statement of all the securities registered thereunder, and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision.
     We may suspend the use of this prospectus under certain circumstances. Any suspension period shall not exceed 45 days in any 90-day period, or an aggregate of 90 days in any 360-day period.
     We will pay predetermined liquidated damages as described herein (“liquidated damages”) to holders of transfer restricted debentures if this prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages shall accrue on the debentures until such unavailability is cured:
•	at an annual rate equal to 0.25% for the first 90-day period after the occurrence of such event; and

•	thereafter at an annual rate equal to 0.50%.
     Following conversion of any debentures liquidated damages shall cease to accrue with respect to the underlying common stock.
     So long as the unavailability continues, we will pay all accrued liquidated damages quarterly in arrears, with the first quarterly payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue.
     A holder who sells debentures or shares of our common stock issued upon conversion of the debentures pursuant to this prospectus generally will be required to:
•	be named as a selling securityholder in this prospectus or a related prospectus supplement;

•	deliver a prospectus to purchasers; and

•	be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act.
     Under the registration rights agreement we will:
•	provide copies of this prospectus to each holder that has notified us of its acquisition of debentures or shares of our common stock issued upon conversion of the debentures, and

•	take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of our common stock issued upon conversion of the debentures.
     The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to this registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK
     The following description summarizes the terms of our capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and our certificate of incorporation and bylaws.
Common Stock
     We are authorized to issue up to 4,000,000,000 shares of common stock, par value $.01 per share. As of June 30, 2005, there were 1,972,643,007 shares of common stock issued (including 143,991,492 shares held in treasury). Our common stock is listed on the New York Stock Exchange under the symbol “USB.”
     Voting and Other Rights. Each share of common stock is entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a majority of the votes cast, and shareholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:
•	amendments to the certificate of incorporation are approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

•	a merger or dissolution, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.
     No Preemptive or Conversion Rights. Our common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.
     Assets upon Dissolution. In the event of liquidation, holders of common stock will receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.
     Distributions. Holders of our common stock will be entitled to receive the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.
     As a bank holding company, our ability to pay distributions is affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.
     Restrictions on Ownership The Bank Holding Company Act of 1956 requires any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Board of Governors of the Federal Reserve System to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Preferred Stock
     We are authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors. We currently have no preferred stock outstanding and have no current plans or agreements with respect to the issuance of any shares of preferred stock.
     The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of our common stock by (1) limiting the control that the holders may exert by exercise of their voting rights or (2) subordinating their rights in liquidation to the rights of the holders of preferred stock. In addition, the issuance of shares of preferred stock may discourage takeover attempts and other changes in control of by limiting the exercise of control by a person who has gained a substantial equity interest in U.S. Bancorp.
Shareholder Rights Plan
     We have a shareholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by our board. On February 27, 2001, our board declared a dividend of one preferred share purchase right for each outstanding share of common stock as of March 9, 2001. The rights currently trade with, and are inseparable from, the common stock.
     Each right allows its holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a preferred share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.
     The rights generally will not be exercisable until the earlier of:
•	10 days after a public announcement that a person or group has obtained beneficial ownership of 10% or more of our outstanding common stock; or

•	10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of our outstanding common stock.
The date when the rights become exercisable is referred to in the rights plan as the “distribution date.” After that date, the rights will separate from the common stock and will be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of U.S. Bancorp’s outstanding common stock may not exercise any rights even after the distribution date.
     A person or group that acquires beneficial ownership of 10% or more of our outstanding common stock is called an “acquiring person.” The consequences of a person or group becoming an acquiring person include the following:
•	Flip In. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of our common stock at half their market value.

•	Flip Over. If, after a person or group becomes an acquiring person, we are acquired by another entity in a merger or similar transaction, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.

Our board may redeem the rights for $.01 per right at any time before a person or group becomes an acquiring person. If the board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.01 per right.
     Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% will be made.
     The terms of the rights plan may be amended by our board without the consent of the holders of the rights. However, after a person or group becomes an acquiring person, the board may not amend the plan in a way that adversely affects the holders of the rights.
Additional Anti-takeover Provisions Contained in the Certificate of Incorporation and Bylaws
     In addition to the ability to issue preferred stock and preferred share rights as described above, our certificate of incorporation and bylaws contain additional provisions that may make it less likely that our management would be changed or that someone would acquire voting control of us without our board’s consent.
     Amendment of Bylaws. Under our bylaws, our board of directors can supplement, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to supplement, amend or repeal our bylaws at any annual or special meeting of the stockholders.
     Classified Board. Our board of directors is divided into three classes, with the classes serving staggered three-year terms. The members of one of the three classes are elected by our stockholders each year.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following summary discusses certain material U.S. federal income tax (and if you are a non-U.S. holder, as defined below, certain U.S. federal estate tax) consequences relating to your purchase (other than income tax consequences relating to a current sale of U.S. Bancorp common stock, if any), ownership, and disposition of debentures and shares of common stock into which debentures may be converted. Except where noted, this summary deals only with debentures and shares of common stock of which you are the beneficial owner and which you hold as capital assets and is applicable only if you are the initial holder and purchased debentures for an amount of cash equal to their initial offering price. Additionally, this summary does not deal with special situations, such as tax consequences:
•	if you are a dealer in securities or currencies, a bank, a financial institution, an insurance company, a tax-exempt entity or a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	if you hold our debentures or common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	if your “functional currency” is not the U.S. dollar;

•	if you hold our debentures or common stock through a partnership or other pass-through entity;

•	under the alternative minimum tax regime, if applicable; or

•	under any state, local or foreign laws.
     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein.
     Whether a debenture is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the debentures as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.
U. S. Holders
     For purposes of this summary, you are a “U.S. holder” if you are the beneficial owner of our debentures or common stock and you are:
•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     If you are the beneficial owner of our debentures or common stock and you are not a U.S. holder, you are referred to herein as a “non-U.S. holder.”

     If a partnership holds our debentures or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debentures or common stock, you should consult your tax advisor.
     Interest and Yield on Debentures
     The debentures will bear interest at a variable interest rate that is a “qualified floating rate” and thus should be treated as “variable rate debt instruments” under the U.S. Treasury regulations governing original issue discount (“OID”), in part because:
•	the issue price of the debentures will not substantially exceed the total noncontingent principal payments due under the debentures;

•	the variation in the value of the variable rate on the debentures can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in U.S. dollars; and

•	the debentures will provide for stated interest, paid or compounded at least annually, at one or more qualified floating rates.
     Because the debentures do not provide for any payments of stated interest beginning on August 21, 2026, the debentures will be considered issued with OID equal to the excess of their “stated redemption price at maturity” over their “issue price” of $1,000. The stated redemption price at maturity of the debentures will include all payments on the debentures, including any payment of stated interest paid on or before August 20, 2026. The issue price is the first price at which a substantial amount of the debentures are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers). The OID will accrue at the stated interest rate until August 21, 2026, and at the accretion rate thereafter. The OID accrues ratably over each quarterly accrual period and you must include the amount accruing for each day in the taxable year (or portion thereof) in which you hold the debenture, regardless of your normal method of accounting and regardless of whether interest is being paid currently.
     Liquidated Damages on Debentures
     We may be required to make payments of liquidated damages if we do not file or cause to be declared effective a registration statement, as described under “Description of Debentures— Registration Rights.” We intend to take the position for U.S. federal income tax purposes that any payments of liquidated damages should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the debentures, the possibility that liquidated damages will have to be paid is a “remote” or “incidental” contingency within the meaning of applicable U.S. Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the debentures. The IRS, however, may take a contrary position from that described above, which could affect the timing and character of both your income from the debentures and our deduction with respect to the payments of liquidated damages.
     If we do fail to file or cause to be declared effective a registration statement, you should consult your tax advisor concerning the appropriate tax treatment of the payment of liquidated damages with respect to the debentures.
     Constructive Dividends
     The conversion price of your debentures is subject to adjustment in certain circumstances. Under Section 305 of the Code and the U.S. Treasury regulations promulgated thereunder, adjustments to the conversion price of your debentures may result in a taxable constructive distribution to you if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of our common stock) increase your proportionate interest in our assets or earnings and profits. Such a constructive distribution will be treated as a dividend, resulting in ordinary income to the extent of our current and accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces your tax basis in the debentures to the extent thereof and thereafter as gain from the sale or exchange of your debentures. Generally, your tax basis in your debentures will be increased to the extent of any such constructive distribution treated as a dividend. Moreover, if there is not a full adjustment to the conversion price of your debentures (or any other outstanding option, warrant, convertible debt or similar instrument) to reflect a stock dividend or other event increasing the proportionate interest of the holders of our outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of our common stock generally will be treated as a constructive distribution to such holders, taxable as described above.
     Sale, Exchange, Redemption, Certain Conversions and Other Disposition of Debentures
     Except as provided below under “— U.S. Holders — Conversion of Debentures into Cash and Common Stock,” you will generally recognize gain or loss upon the sale, exchange, redemption, conversion (if we exercise our option to deliver cash in lieu of all shares of common stock deliverable upon conversion) or other disposition of a debenture equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the debenture, which will be equal to the amount paid for the debenture, increased by both the amount of OID previously included in income and the amount of any constructive distributions treated as dividends (as discussed above), and decreased by the amount of payments of interest and principal. Any gain or loss recognized on a disposition of the debenture will be capital gain or loss. If you are a non-corporate U.S. holder and have held the debenture for more than one year, any such capital gain will be subject to tax at long-term capital gain rates (currently 15% or less). Your ability to deduct capital losses may be limited.
     Conversion of Debentures into Cash and Common Stock
     The tax treatment of the conversion of your debentures into our common stock and cash is uncertain. You should consult your tax advisor to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange as briefly discussed below.
     Possible treatment as part conversion and part redemption. The conversion of your debenture into our common stock and cash may be treated as in part a conversion into stock and in part a payment in redemption of a portion of the debenture. In that event, you would not recognize any income, gain or loss with respect to the portion of the debenture considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock. If you receive cash in lieu of a fractional share of stock, you would be treated as if you received the fractional share and then redeemed it for cash. Accordingly, you generally would recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share. Your adjusted tax basis in the stock received upon conversion generally would be equal to the portion of your adjusted tax basis in the debenture allocable to the portion of the debenture deemed converted (less the basis allocable to any fractional share for which you receive cash). Your holding period for such common stock generally would include the period during which you held the debenture.
     With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the debenture, you generally would recognize capital gain or loss equal to the difference between the amount of cash received and your adjusted tax basis allocable to such portion of the debenture. Gain or loss recognized will be long-term capital gain or loss if you have held the debenture for more than one year. If you are a non-corporate U.S. holder, your long-term capital gain will be subject to tax at long-term capital gain rates (currently 15% or less). Your ability to deduct capital losses may be limited.
     Possible treatment as a recapitalization. The conversion of your debenture into our common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case you would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to you than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, you generally: (a) would recognize gain (but not loss) in an amount equal to the lesser of
                      (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock you received (treating fractional shares as received for this purpose) in the exchange over (B) your adjusted tax basis in the debenture; and
                       (ii) the amount of cash you received upon conversion (other than cash received in lieu of fractional shares);
(b) with respect to cash you received in lieu of a fractional share of common stock, such cash would be treated as if you received the fractional share and then redeemed it for cash (and you would recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the portion of your adjusted tax basis in the debenture that is allocated to the fractional share); (c) you would have an aggregate tax basis in the common stock you received in the conversion equal to the aggregate tax basis of the debentures you converted (less any basis allocable to any fractional shares deemed received in the conversion), decreased by the aggregate amount of cash (other than cash in lieu of fractional shares) you received upon conversion and increased by the aggregate amount of gain (if any) you recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares); and (d) you would have a holding period for such common stock received that includes the period during which you held the debenture. Any gain you recognize will be long-term capital gain if you have held the debenture for more than one year and if you are a non-corporate U.S. holder you will be subject to tax at long-term capital gain rates (currently 15% or less).
     You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences resulting from the exchange of your debentures into a combination of cash and common stock.
     Dividends on Common Stock
     If, after you convert a debenture, you receive shares of our common stock, and we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in your shares. Any remaining excess will be treated as capital gain. If you are a corporation, you may be able to claim a dividend received deduction for a portion of any distribution received that is considered a dividend.
     Sale or Other Disposition of Common Stock
     You will generally recognize capital gain or loss on a sale or other disposition of your shares of our common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in your shares. The proceeds received will include the amount of any cash and the fair market value of any other property received for the shares. If you are a non-corporate U.S. holder and your holding period for the shares (determined under the rules discussed under “— U.S. Holders — Conversion of Debentures into Cash and Common Stock”) exceeds one year, your capital gain will be subject to tax at long-term capital gain rates (currently 15% or less). Your ability to deduct capital losses may be limited.
     Current U.S. Bancorp Shareholders
     For U.S. holders who hold our common stock immediately prior to your purchase of the debentures (other than pursuant to a securities borrowing of our stock), the U.S. federal income tax consequences to you of our purchase of your stock contemporaneously with your purchase of the debentures are not entirely certain. We intend to take the position for U.S. federal income tax purposes that this aspect of the transaction is properly treated as a sale of stock and does not result in a dividend. If you are a U.S. holder who held our common stock immediately prior to your purchase of the debentures, you should consult your tax advisor.

Non-U.S. Holders
     The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of debentures or common stock. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, or foreign personal holding company for U.S. federal income tax purposes, or a U.S. expatriate. Those special rules are not discussed in this summary. You should consult your own tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.
     Payment of Interest to Non-U.S. Holders
     Payments of interest (including OID) on a debenture to you will not be subject to U.S. federal income or withholding tax if:
•	the payments are not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” related to us;

•	you are not a bank whose receipt of interest on your debenture is described in Section 881(c)(3)(A) of the Code; and

•	prior to payment, we or our agent receive a statement (generally made on a properly completed and duly executed IRS Form W-8BEN) certifying that you are the beneficial owner of the debenture and not a U.S. person.
     Special certification rules may apply if you hold your debenture through certain intermediaries or through pass-through entities.
     If you cannot satisfy the requirements described above, payments of interest and OID on a debenture to you will generally be subject to U.S. federal income and withholding tax at a rate of 30% unless:
•	you are entitled to the benefits of an applicable income tax treaty and claim an exemption from or reduction in such tax (generally by providing a properly completed and duly executed IRS Form W-8BEN on which you will claim the benefits of such treaty); or

•	the interest or OID is effectively connected with your conduct of a trade or business in the United States and we or our agent receive a statement certifying to that effect (generally on a properly completed and duly executed IRS Form W-8ECI).
If the interest or OID on a debenture is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty, such interest or OID is attributable to your U.S. permanent establishment), you will be subject to U.S. federal income tax on such interest or OID on a net income basis, generally under the same rules that would apply if you were a U.S. holder. In addition, if you are a foreign corporation, you could be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your adjusted effectively connected earnings and profits for the taxable year.
     Conversion of the Debentures by Non-U.S. Holders
     As a non-U.S. holder, you will generally not recognize any income, gain or loss on converting a debenture into cash and our common stock. Any gain resulting from your receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See “— Non-U.S. Holders — Sale, Exchange or Redemption of Debentures or Common Stock by Non-U.S. Holders” below.

     Dividends Paid to Non-U.S. Holders
     Any dividends paid to you with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “— U.S. Holders — Constructive Dividends” above) will generally be subject to U.S. federal income and withholding tax at rate of 30% unless:
•	you are entitled to the benefits of an applicable income tax treaty and claim a reduction in such tax (generally by providing a properly completed and duly executed IRS Form W-8BEN on which you will claim the benefits of such treaty); or

•	the dividends or deemed dividends are effectively connected with your conduct of a trade or business in the United States and we or our agent receives a statement certifying to that effect (generally on a properly completed and duly executed IRS Form W-8ECI).
If the dividends or deemed dividends are effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty, such dividends or deemed dividends are attributable to your U.S. permanent establishment), you will be subject to U.S. federal income tax on such dividends or deemed dividends on a net income basis, generally under the same rules that would apply if you were a U.S. holder. In addition, if you are a foreign corporation, you could be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your adjusted effectively connected earnings and profits for the taxable year.
     Sale, Exchange or Redemption of Debentures or Common Stock by Non-U.S. Holders
     The gain you may realize upon a sale, exchange, redemption or other disposition of a debenture or share of our common stock generally will not be subject to U.S. federal income or withholding tax unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty, the gain is attributable to your U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.
     If the gain you realize is described in the first bullet point above, you will be subject to U.S. federal income tax on such gain on a net income basis, generally under the same rules that would apply if you were a U.S. holder. In addition, if you are a foreign corporation, you could be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your adjusted effectively connected earnings and profits for the taxable year.
     If the gain you realize is described in the second bullet point above, subject to any provision to the contrary under an applicable tax treaty, you will generally be subject to a flat 30% U.S. federal income tax on such gain.
     We believe we are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. However, there can be no assurances that we will not become a U.S. real property holding corporation in the future.
     U.S. Federal Estate Tax
     If you are a non-U.S. holder other than an individual, you will not be subject to the U.S. federal estate tax. If you are a non-U.S. holder and an individual, your debentures will not be included in your gross estate for U.S. federal estate tax purposes unless at the time of death (i) you were a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) and (ii) either (a) payments of interest or OID on the debentures would have been effectively connected with your conduct of a trade or business in the United States or (b) you actually or constructively owned 10 percent or more of the total combined voting power of all classes of our stock entitled to vote.
     By contrast, common stock held by you at the time of your death will be included in your gross estate for U.S. estate tax purposes unless an applicable estate tax treaty provides otherwise.
     You should consult with your own tax advisor regarding the potential application of the U.S. federal estate tax rules to you and your estate before considering an investment in the debentures.
Information Reporting and Backup Withholding
     If you are a U.S. holder, in general, information reporting requirements will apply to certain payments of principal and interest (including OID) on the debentures, dividends paid on the common stock, and the proceeds of a sale of debentures or shares of our common stock unless you are an exempt recipient (such as a corporation). Backup withholding tax at the applicable rate will apply to such payments if you fail to provide your taxpayer identification number or a certification of foreign status or to report in full dividend and interest income, or if you fail to otherwise establish an exemption.
     If you are a non-U.S. holder and you have provided a certification of non-U.S. status (e.g., on a properly completed and duly executed IRS Form W-8BEN), in general and subject to the discussion in the following paragraph, you will not be subject to information reporting or backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person. In addition, you will not be subject to information reporting or backup withholding with respect to the proceeds of a sale of a debenture or share of common stock, even if such sale is effected within the United States or conducted through a U.S.-related financial intermediary, as long as the payor does not have actual knowledge or reason to know that you are a U.S. person.
     We are required to and will report annually to the IRS and to you the amount of, and the tax withheld, if any, with respect to, any interest or dividends paid to a non-U.S. holder. Copies of these information returns may be made available to the tax authorities of the country in which you are a resident under the provisions of a specific treaty or agreement.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SELLING SECURITYHOLDERS
     We originally issued the debentures on August 17, 2005. The debentures were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the underlying common stock pursuant to this prospectus.
     The following table sets forth information as of      , 2005 about the principal amount of debentures and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

Shares of
Common Stock
	Principal Amount	Beneficially	Common Stock	Debentures	Common Stock
	of Debentures	Owned Upon	Offered Upon	Owned After	Owned After
	Beneficially Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Debentures(1)	Debentures(1)	Offering(2)	Offering(2)

Other (3)(4)

(1)	Assumes conversion of all of the holders’ debentures at the maximum initial conversion rate of 27.7316 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rights—Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Assumes that all of the debentures and/or all of the common stock into which the debentures are convertible are sold. No selling securityholder will own more than 1% of our outstanding common stock after the offering by such securityholder.

(3)	Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus supplements, as required.

(4)	Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures.
     We prepared this table based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments to the registration statement of which this prospectus is a part.
     Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”
     None of the named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION
     We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:
•	directly by the selling securityholders and their successors, including their transferees, pledgees and donees; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock.
     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the debentures or the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     If the debentures and the underlying common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The debentures and the underlying common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•	on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or services or in the over-the-counter market; or

•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders.

     In connection with sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders also may deliver the debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers or other financial institutions that in turn may sell the debentures and the underlying common stock.
     The selling securityholders may transfer and donate debentures and the underlying common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus.
     Selling securityholders may not sell any, or may not sell all, of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. Moreover, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the debentures or underlying common stock.
     Our common stock is quoted on the New York Stock Exchange under the symbol “USB.” The debentures were designated for trading on the PORTAL market in connection with the private placement of the debentures. Debentures sold by means of this prospectus will not be eligible for trading in the PORTAL market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures.
     The selling securityholders and any other person participating in the distribution of the debentures and the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, under Regulation M, any person engaged in the distribution of the debentures and the underlying common stock may not engage in market-making activities with respect to the debentures and the underlying common stock for certain periods prior to the commencement of such distribution. The foregoing may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.
     To the extent required, the specific debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.
     Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, and that each is entitled to contribution from the others in connection with these liabilities.
     We have agreed to pay substantially all of the expenses incidental to the issuance, registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate these expenses to be approximately $599,250.

LEGAL MATTERS
     Certain legal matters relating to the validity of the debentures and the underlying common stock issuable upon conversion of the debentures have been passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio.
EXPERTS
     Our financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports which are incorporated by reference in this prospectus. Our financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report. Such financial statements and management’s assessment are incorporated in reliance upon the reports of such firms given on their authority as experts in accounting and auditing.

$2,500,000,000
Floating Rate Convertible Senior Debentures
due 2035

Prospectus
, 2005

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$294,250
Accountant’s fee and expenses	$50,000
Attorneys’ fees and expenses	$100,000
Trustee’s and Depositary fees and expenses	$25,000
Printing and engraving expenses	$30,000
Rating agencies’ fees	$50,000
Miscellaneous	$50,000

Total	$599,250	*

*	All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by U.S. Bancorp.
Item 15. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.
     Article Ninth of U.S. Bancorp’s Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to U.S. Bancorp or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to U.S. Bancorp or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction for which the director derived an improper personal benefit.
     The bylaws of U.S. Bancorp provide that the officers and directors of U.S. Bancorp and certain others will be indemnified to substantially the same extent permitted by Delaware law.
     U.S. Bancorp maintains a standard policy of officers’ and directors’ insurance.
Item 16. List of Exhibits

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of U.S. Bancorp, as amended through May 5, 2005 (incorporated by reference to Exhibit 3.1 to U.S. Bancorp’s quarterly report on Form 10-Q for the quarter ended March 31, 2005).

4.2	Restated Bylaws of U.S. Bancorp (incorporated by reference to Exhibit 3.2 to U.S. Bancorp’s annual report on Form 10-K for the year ended December 31, 2001).

4.3	Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC (filed as Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-06880) on December 31, 2002).

Exhibit
Number	Description
4.4*	Indenture dated as of August 17, 2005 between U.S. Bancorp and Wachovia Bank of Delaware, National Association, as Trustee.

4.5*	Registration Rights Agreement dated as of August 17, 2005 by and between U.S. Bancorp and Lehman Brothers Inc.

4.6	Form of Common Stock certificate of U.S. Bancorp (incorporated by reference to Exhibit 4.1 to U.S. Bancorp’s registration statement on Form S-8 dated August 1, 1997).

4.7	Form of Floating Rate Convertible Senior Debenture due 2035 (included in Exhibit 4.4).

5.1*	Opinion and consent of Squire, Sanders & Dempsey L.L.P. as to the legality of the debentures and common stock to be issued by U.S. Bancorp.

12.1	Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to U.S. Bancorp’s quarterly report on Form 10-Q for the quarter ended March 31, 2005).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Squire, Sanders & Dempsey L.L.P. (included as part of Exhibit 5.1).

24.1*	Power of attorney from directors of U.S. Bancorp signing by an attorney-in-fact.

25.1*	Statement of Eligibility on Form T-1 of Wachovia Bank of Delaware, National Association, as trustee of the Floating Rate Convertible Senior Debentures due 2035 of U.S. Bancorp.

*	Filed herewith.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of U.S. Bancorp’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that, in the opinion of the Securities and Exchange Commission, the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 16, 2005.

U.S. Bancorp
By:	/s/ Jerry A. Grundhofer
Jerry A. Grundhofer
Chief Executive Officer (principal executive officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jerry A. Grundhofer Jerry A. Grundhofer	Chief Executive Officer and Director (principal executive officer)	September 16, 2005
/s/ David M. Moffett David M. Moffett	Vice Chairman and Chief Financial Officer (principal financial officer)	September 16, 2005
/s/ Terrance R. Dolan Terrance R. Dolan	Executive Vice President and Controller (principal accounting officer)	September 16, 2005
/s/ Victoria Buyniski Gluckman* Victoria Buyniski Gluckman	Director	September 16, 2005
/s/ Arthur D. Collins, Jr.* Arthur D. Collins, Jr.	Director	September 16, 2005
/s/ Peter H. Coors* Peter H. Coors	Director	September 16, 2005
/s/ Joel W. Johnson* Joel W. Johnson	Director	September 16, 2005
/s/ Jerry W. Levin* Jerry W. Levin	Director	September 16, 2005
/s/ David B. O’Maley* David B. O’Maley	Director	September 16, 2005

Signature	Title	Date
/s/ O’dell M. Owens, M.D., M.P.H.* O’dell M. Owens, M.D., M.P.H	Director	September 16, 2005
/s/ Richard G. Reiten* Richard G. Reiten	Director	September 16, 2005
/s/ Craig D. Schnuck* Craig D. Schnuck	Director	September 16, 2005
/s/ Warren R. Staley* Warren R. Staley	Director	September 16, 2005
/s/ Patrick T. Stokes* Patrick T. Stokes	Director	September 16, 2005
*By /s/ Terrance R. Dolan Terrance R. Dolan Attorney-in-fact	Attorney-in-fact for the persons indicated above with an *	September 16, 2005

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of U.S. Bancorp, as amended through May 5, 2005 (incorporated by reference to Exhibit 3.1 to U.S. Bancorp’s quarterly report on Form 10-Q for the quarter ended March 31, 2005).

4.2	Restated Bylaws of U.S. Bancorp (incorporated by reference to Exhibit 3.2 to U.S. Bancorp’s annual report on Form 10-K for the year ended December 31, 2001).

4.3	Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC (filed as Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-06880) on December 31, 2002).

4.4*	Indenture dated as of August 17, 2005 between U.S. Bancorp and Wachovia Bank of Delaware, National Association, as Trustee.

4.5*	Registration Rights Agreement dated as of August 17, 2005 by and between U.S. Bancorp and Lehman Brothers Inc.

4.6	Form of Common Stock certificate of U.S. Bancorp (incorporated by reference to Exhibit 4.1 to U.S. Bancorp’s registration statement on Form S-8 dated August 1, 1997).

4.7	Form of Floating Rate Convertible Senior Debenture due 2035 (included in Exhibit 4.4).

5.1*	Opinion and consent of Squire, Sanders & Dempsey L.L.P. as to the legality of the debentures and common stock to be issued by U.S. Bancorp.

12.1	Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to U.S. Bancorp’s quarterly report on Form 10-Q for the quarter ended March 31, 2005).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Squire, Sanders & Dempsey L.L.P. (included as part of Exhibit 5.1).

24.1*	Power of attorney from directors of U.S. Bancorp signing by an attorney-in-fact.

25.1*	Statement of Eligibility on Form T-1 of Wachovia Bank of Delaware, National Association, as trustee of the Floating Rate Convertible Senior Debentures due 2035 of U.S. Bancorp.

*	Filed herewith.